Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-46091 of Pope Resources, A Delaware Limited Partnership, and subsidiaries on Form S-8 of our report dated February 22, 2002, appearing in the Annual Report on Form 10-K of Pope Resources, A Delaware Limited Partnership, and subsidiaries for the year ended December 31, 2001.

DELOITTE & TOUCHE LLP

Seattle, Washington

March 26, 2002